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                          	 Diamond Hill
                                 ------------
                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS RESULTS FOR THIRD QUARTER 2007

	Columbus, Ohio - November 5, 2007 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended
September 30, 2007. Assets under management increased by 42% to $4.4 billion compared to $3.1 billion at the end of the third quarter of 2006 while revenue of $10.7 million for the quarter increased by 61% compared to 2006. Performance incentive fees, which are volatile from period to period, were insignificant in both the third quarter of 2007 and 2006. Net income for the quarter was $2.65 million or $1.14 per diluted share compared to net income of $1.36 million or $0.61 per diluted share in 2006.

R. H. Dillon, president and chief investment officer, stated, "Our primary business objective is to produce excellent long-term investment returns for our clients. Over the past year, the investment returns in our investment strategies were mixed; however, it is important that we remain focused on long-term results and are pleased that all strategies with at least five years of investment results have outperformed their benchmarks over that period." James F. Laird, chief financial officer, stated, "Net new client investments in the first three quarters of 2007 were $600 million compared to $1.6 billion in 2006. We have continued to add resources to market into the wirehouse and broker dealer channels, and to maintain and grow our business in other distribution channels. Clearly growth in our business is affected by short-term investment results which have led to a significant reduction in net inflows so far in 2007."

					Three months ended September 30,
				   2007		  2006		Change
Total revenue			$10,701,341	$6,654,613	61%
Performance incentive fees	      1,520	         0	n.m
    Net operating income	  3,533,490	 2,021,159	75%
    Net operating margin		33%	       30%
Investment return		    534,594        113,187	372%
    Pre-tax income 		  4,068,084	 2,134,346	91%
Net income 		          2,648,293	 1,362,245	94%
Earnings per share - diluted	      $1.14	     $0.61	87%
    Assets under management	 $4.4 billion	$3.1 billion	42%


    					 Nine months ended September 30,
				   2007		  2006		Change
Total revenue			$30,424,924    $18,483,689	65%
Performance incentive fees	      5,817	 2,509,875	(100%)
    Net operating income	 10,042,315	 5,321,201	89%
    Net operating margin		33%	       29%
Investment return		    733,720	   903,287	(19%)
    Pre-tax income 		 10,776,035	 6,224,488	73%
Net income 		 	  7,056,302	 3,983,025	77%
Earnings per share - diluted	      $3.13	     $1.81	73%



Income taxes - In the first nine months of 2007, non-qualified stock options and warrants were exercised which will result in a $22.7 million tax deduction but, in accordance with generally accepted accounting principles (GAAP), no compensation expense. Further, under GAAP, the company accrued a $3.7 million tax expense in the first nine months of 2007 despite the fact that the company will not pay income tax related to the first nine months of income as a result of the aforementioned tax deduction. Similarly, in future periods, the company will not pay income tax until cumulative pre-tax income in 2007, and future periods, exceeds the $22.7 million tax deduction described above.

About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.

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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363